Exhibit 99.1

Progenics Pharmaceuticals Relaunches Pivotal Trial of AZEDRA™ in Pheochromocytoma

- First Patient Dosed in the Resumed Study -
-Company Expects to Complete Enrollment by Year-End 2015-

Tarrytown, N.Y., January 23, 2015 – Progenics Pharmaceuticals, Inc., (Nasdaq: PGNX) announced today that it has dosed the first subject in the resumed pivotal Phase 2 clinical study of Azedra™ in patients with malignant pheochromocytoma and paraganglioma. The trial is being conducted under a Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration (FDA). Progenics acquired Azedra, a novel targeted cancer radiotherapy, in conjunction with its 2013 acquisition of Molecular Insight Pharmaceuticals (MIP).

"Relaunching this study is a very important milestone for patients with metastatic and/or recurrent pheochromocytoma/paraganglioma," said Dr. Daniel Pryma, Associate Professor of Radiology and Clinical Director of Nuclear Medicine and Molecular Imaging at the University of Pennsylvania, a current investigator and lead investigator on the original trial. "This treatment has been generally well tolerated and the data emerging from the trial to date has been encouraging. I am pleased to be resuming this study and feel that Azedra could represent the best treatment in malignant pheochromocytoma/paraganglioma in the future."

The study is designed to evaluate the efficacy and safety of the administration of two therapeutic doses of Azedra in patients with malignant relapsed/refractory pheochromocytoma or paraganglioma, ultra-orphan cancers with limited treatment options. The primary objective of the study is to determine the clinical benefit of Azedra based on the proportion of study participants with a reduction of all antihypertensive medication by at least 50% for at least six months.  The SPA requires that 25% of 58 evaluable patients achieve the primary endpoint.

In late 2010, MIP suspended enrollment in the trial to seek additional funding. The trial has now resumed to fulfill enrollment requirements under the SPA.  The trial has treated 41 patients and 32% of those patients have achieved the primary endpoint.  The most common adverse events observed have been gastroenterological and hematologic disorders.

"As a targeted cancer treatment, Azedra has the potential to improve outcomes in patients suffering from pheochromocytoma and paraganglioma," stated Mark Baker, CEO of Progenics. "We are focused on successfully completing this pivotal trial and look forward to completing patient enrollment by the end of 2015, building on the promising data seen to date, and advancing this promising candidate toward the marketplace."

Azedra has received Orphan Drug and Fast Track designations from the FDA.

About Azedra

Azedra is a radio-therapeutic with FDA Fast Track status currently being studied in a phase 2 registrational trial under a Special Protocol Assessment with the U.S. Food and Drug Administration using a surrogate marker registrational endpoint. In addition to potentially treating pheochromocytoma and paraganglioma, Azedra may also have utility in treating neuroblastoma and other neuroendocrine diseases.

About Pheochromocytoma and Paraganglioma

Pheochromocytomas and paragangliomas are rare neuroendocrine tumors that arise from cells of the sympathetic nervous system.  When pheochromocytomas are located outside the adrenal glands, they are called paragangliomas. Standard treatment options for these tumors include surgery, palliative therapy and symptom management.  Malignant and recurrent pheochromocytomas and paragangliomas may result in unresectable disease with a poor prognosis, representing a significant management challenge with very limited treatment options and no approved anti-tumor therapies.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Progenics' first-in-class PSMA-targeted technology platform for prostate cancer includes an antibody drug conjugate therapeutic in a two-cohort phase 2 clinical trial and a small molecule imaging agent that has completed patient dosing in a phase 2 trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate also in a phase 2 study under a SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. For additional information, please visit www.progenics.com.

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Contact:	Melissa Downs
Investor Relations
(914) 789-2801
mdowns@progenics.com